Exhibit 10.31
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 3rd, 2005 between Maximum Performance Group, Inc., formerly known as MPG Acquisition Corporation, a Delaware corporation (the “Company”), and Leonard Pisano (“Executive”).
W I T N E S S E T H:
     WHEREAS, Maximum Performance Group, Inc., a Delaware corporation (“MPG”), has been merged with and into the Company, pursuant to the terms of a certain Agreement and Plan of Merger dated as of April 29, 2005 (the “Merger Agreement”), among Electric City Corp. (“ELC”), the Company, MPG, Executive and the other stockholders of MPG; and
     WHEREAS, the Company desires to retain the services of Executive and Executive desires to be employed by the Company, on and subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Employment and Duties. The Company agrees to employ the Executive as President of the Company and the executive shall also hold the role of Chief Operating Officer of ELC and the Executive agrees to be employed by the Company, on and subject to the terms of this Agreement. The Executive shall report to and be subject to the authority and direction of the Chief Executive Officer of ELC and the Board of Directors of the Company, shall have responsibility for managing the Company, and shall have such other responsibilities as may from time to time be reasonably prescribed by the Chief Executive Officer of ELC and Board of Directors of the Company, which shall include but not be limited to overseeing integration and operations of the MPG business as acquired. The Executive agrees to perform such duties as may be assigned by the Chief Executive Officer of ELC and the Board of Directors of the Company, to devote his full working time to the business of the Company and ELC, and to use his best efforts to advance the interests of the Company and ELC. Executive agrees not to engage in any other gainful occupation during the term of this Agreement and any other Board memberships without the prior written approval of the CEO of ELC.
     2. Term. The Company’s employment of the Executive under this Agreement shall commence on the date hereof (the “Commencement Date”), and expire on the day preceding the third anniversary of the Commencement Date unless terminated earlier according to the terms of this Agreement (the date of termination being referred to herein as the “Expiration Date”). Executive’s obligations and the Company’s rights under Sections 6, 7 and 8 shall survive the expiration of the term of this Agreement.
     3. Compensation. During the term of this Agreement, Executive shall be paid a gross salary (the “Salary”) at the annual rate of $225,000 as compensation for all services to the Company and ELC. Such Salary shall be payable in 24 equal installments in accordance with the Company’s regular payroll practices for salaried employees. The Company shall review Executive’s compensation on an annual basis and give consideration to whether any increase is warranted, in the Company’s sole discretion, provided that during the term of this agreement, the Company will consider structures of compensation for other senior management of the Company in making any adjustments to the Executive’s compensation. Additionally, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, consistent with the Company’s policies in effect from time to time with respect to reimbursement of business expenses, and subject to Executive’s submission of appropriate expense reimbursement requests and supporting documentation.
Automobile Allowance. During the term of this Agreement, Executive shall be entitled to an automobile allowance of $500.00 per month.
Bonus. The Company shall establish an annual bonus plan of which certain senior executives of ELC shall be eligible to participate, which annual bonus plan shall comprise a calendar year (the “Plan Year”). Executive will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Compensation Committee of the Board of Directors of ELC and subject to approval of the Board of Directors of ELC. The goals that shall serve as the basis of evaluation for any payments awarded pursuant to the Company’s annual bonus plan shall be established and approved by the Compensation Committee of the Board of Directors of ELC and approved by the Board of Directors of ELC. At the conclusion of the Plan Year, the Compensation Committee of the Board of Directors of ELC shall determine the level of success achieved by Executive against the Annual Goals and recommend the amount of the annual bonus plan payment to the Board of Directors of ELC. If Executive’s employment is terminated for reasons other than Due Cause or his voluntary resignation, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Compensation Committee of ELC. All payments related to the annual bonus plan are subject to the prior approval by the Board of Directors of ELC. It is expected that the Executive’s goals will be based primarily upon the financial targets established for the “earn out” provisions of the Acquisition and will include a smaller portion tied to the larger performance of ELC.
Profitability Bonus. Notwithstanding other Bonus plans that may be put in place by the Company, the Executive shall be entitled to a one-time bonus which shall be awarded upon achievement by the Company of two consecutive calendar quarter periods of positive EBITDA in accordance with GAAP. The amount of such Profitability Bonus shall be $50,000, which shall be paid to the Executive as soon as the Chief Executive Officer of ELC determines is reasonably practical for balance sheet considerations.
Board Observation Rights. The Executive shall have the right to attend each board meeting of ELC as an observer during his employment with the Company during the term of this Agreement. The Executive will not be a member of the board of directors of ELC and shall not have board voting rights.
Stock Options. The Executive is hereby granted stock options (the “Stock Options”) to purchase Four-Hundred and Seventy Five Thousand (475,000) shares of ELC’s common stock at a price per share that is equal to the greater of (X) the closing price per share of the ELC’s common stock on the Effective Date (the “Exercise Price”), or (Y) $1.00 per share. Such Stock Options shall vest in accordance with the following schedule:
•	Upon execution of this Agreement and the start of employment with the Company, Executive shall become immediately vested in Stock Options to purchase Seventy-Five Thousand (75,000) shares of the Company’s common stock at the Exercise Price;

•	On the first anniversary of this Agreement, so long as Executive is employed by the Company as its President on such date, Executive shall become immediately vested in Stock Options to purchase One-Hundred Thirty-Three Thousand Three-Hundred Thirty-Four (133,334) shares of the Company’s common stock at the Exercise Price;

•	On the first anniversary of this Agreement, so long as Executive is employed by the Company as its President on such date, Executive shall become immediately vested in Stock Options to purchase One-Hundred Thirty-Three Thousand Three-Hundred Thirty-Three (133,333) shares of the Company’s common stock at the Exercise Price;

•	On the third anniversary of this Agreement, so long as Executive is employed by the Company as its President on such date, Executive shall become immediately vested in Stock Options to purchase One-Hundred Thirty-Three Thousand Three-Hundred Thirty-Three (133,333) shares of the Company’s common stock at the Exercise Price.
Registration Rights. Executive shall have piggy-back registration rights for all shares of ELC’s common stock obtained through the exercise of any Stock Options granted pursuant to this Section 3 for any registration statement filed by ELC with the Securities and Exchange Commission, except that Executive agrees to waive his registration rights for any registration undertaken at the request of, or registration that includes, the holders of the Company’s Convertible Preferred Stock and/or the rights of any other holders of the Company’s preferred stock to the extent that such waiver is requested by such holders. In addition, Executive agrees that his registration rights shall be subject to underwriter cutbacks as may be requested by an underwriter with respect to a registration of the Company’s common stock. The Company shall bear the cost of registering the shares pursuant to this Section 3.
Sale of Assets: Change in Control. For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when (i) ELC is merged or consolidated with another entity which is not then controlled by ELC and, as a result, such merger or consolidation results in at least fifty-one percent (51%) or greater of ELC’s common stock being controlled or owned by another entity, or (ii) a majority of the ELC’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with ELC. Upon the occurrence of a Change in Control, the Stock Options granted pursuant to this Section 3 shall be automatically and immediately vested and become exercisable by Executive subject to the terms of this Agreement.
Terms Governing Stock Options. Unless otherwise provided herein, the terms of the Stock Options granted pursuant to this Section 3 shall be governed in accordance with the provisions of ELC’s 2001 Employee Stock Incentive Plan. The Stock Options issued pursuant to this agreement shall be incentive stock options to the extent permitted by law and the terms of the Plan, and the balance shall be non-qualified options. If Executive’ employment with the Company is terminated for “Due Cause” (as hereinafter defined) or a voluntary resignation, such Stock Options not vested as of such termination date shall terminate. If Executive’ employment with the Company is terminated for reasons other than Due Cause (except voluntary resignation), then any Stock Options vested as of such date shall survive under the terms of this Agreement and any unvested Stock Options as of such date shall then vest pursuant to the terms of this Section 3. All granted but unexercised Stock Options shall terminate upon the earlier of (i) ten years from the Effective Date of this agreement, or (ii) one (1) year from the date of termination of the Executive’s employment with the Company.
     4. Benefits. During the term of this Agreement, Executive shall be entitled to participate in and receive all benefits generally provided to its senior executives by the Company and ELC from time to time.

     5. Disability; Death; Resignation; Termination for Due Cause.
     (a) Termination For Disability. In the event that, during the term of this Agreement, Executive shall experience a physical or mental disability which impairs his ability to perform in his usual manner his duties hereunder for a period of 180 consecutive days or for a total of 180 days in any period of twelve consecutive months, then the Company, in its sole discretion, may terminate this Agreement and the Executive’s employment upon not less than five (5) days written notice to the Executive. In such event, Executive shall be entitled to receive any unpaid portion of his Salary earned up to the date when such termination becomes effective. From and after the date when such termination becomes effective, the Company shall have no further obligation to provide to Executive any benefits pursuant to this Agreement or which may otherwise be provided to its employees (but without prejudice to Executive’s COBRA rights or to any benefits which may be granted to Executive under any other agreement between Executive and the Company).
     All questions under this Section 5(a) as to the existence, commencement, extent and duration of the disability of Executive shall be determined by a licensed physician selected by the Company; provided, however, that if Executive contests the determination of the physician designated by the Company, then all such questions shall be resolved by the majority opinion or vote of three physicians, one of whom shall be selected by Executive, one of whom shall be selected by the Company and the third of which shall be selected by the two physicians so selected by Executive and the Company. The conclusions of such majority shall be binding on both parties hereto. Executive shall submit to such medical examinations as the Company (or such examining physician(s)) may reasonably request in order to determine the existence, commencement, extent and duration of any purported disability for purposes hereof.
     (b) Death. In the event of the Executive’s death, this Agreement and the Executive’s employment shall terminate upon the date of death. In such event, Executive’s estate shall be entitled to receive any unpaid portion of his Salary earned up to the date of death. From and after the date of death, the Company shall have no further obligation to provide to any benefits pursuant to this Agreement or which may otherwise be provided to its employees, (but without prejudice to COBRA rights applicable to Executive’s spouse or dependents or to any benefits which may be granted to Executive or his spouse or dependents under any other agreement between Executive and the Company), and except that the Executive’s designated beneficiary (or, in the absence of a designated beneficiary, the Executive’s estate) shall be entitled to receive any benefits payable as a result of the Executive’s death under the terms of the Company’s employee benefit plans, if any.
     (c) Resignation. If the Executive’s employment is terminated by reason of Executive’s voluntary resignation, this Agreement and all of the Company’s obligations hereunder and Executive’s employment by the Company shall terminate on the date when such resignation becomes effective (but without prejudice to Executive’s COBRA rights or to any benefits which may be granted to Executive under any other agreement between Executive and the Company). Notwithstanding the foregoing, the Executive’s obligations and the Company’s rights under Sections 6, 7 and 8 shall survive the termination of this Agreement.

     (d) Termination for Due Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment for “Due Cause” (as defined below) by giving the Executive written notice of such termination, and upon any such termination Executive’s employment and all of the Company’s obligations hereunder shall immediately terminate. As used in this section, “Due Cause” shall mean any of
     (i) conduct by the Executive that is materially inconsistent with or violates the terms hereof;
     (ii) failure by the Executive to perform any material and substantial duties to the Company, which failure is not cured within 15 days after written notice thereof is provided by the Company to the Executive;
     (iii) Executive’s conviction of or plea of nolo contendre to of a felony charge;
     (iv) misappropriation of Company property by Executive or any act of dishonesty by Executive directed at the Company or acting on behalf of the Company;
     (v) violation of the Company’s drug and alcohol policy;
     (vi) any conduct, action or behavior by Executive that has a material adverse effect on the reputation of the Company, its business, customers, employees, prospects, name, reputation or goodwill, or Executive’s reputation, or that is not befitting of a senior executive of the Company; or
     (v) Executive’s commission of an act of moral turpitude.
     (vi) Executive’s continued and ongoing failure to perform at a minimum industry standard level for any similar executive leading to a determination of material incompetence as determined by the Board of Directors.
Notwithstanding the termination of Executive’s Employment and this Agreement pursuant to this Section 5(d), the Executive’s obligations and the Company’s rights under Sections 6, 7 and 8 shall survive such termination.
     (e) Termination/Modifications without Due Cause. In addition, at all times the Company shall have the right to terminate the Executive’s employment without any reason. While the Executive’s titles and responsibilities have been established herein based upon the current structure and needs of ELC and the Company, they may be modified from time to time due to changing needs of ELC, modifications to corporate structure and any other commercially reasonable needs as determined by the CEO and the Board of the Company. In the event that the Company terminates the Executive’s employment for any reason other than for Due Cause or Executive’s disability or Executive’s death, or, modifies the Executive’s role for any reason other than Due Cause, the Company shall continue to pay Executive’s Salary and provide the other benefits due to Executive hereunder through the third anniversary of the date hereof.

     6. Non-Competition Covenant.
     (a) Executive’s Agreements. For purposes of Sections 6 and 7 of this Agreement, the term “Company” shall also refer to and include MPG. Executive acknowledges and agrees that Executive possesses skills and experience qualifying him for employment in other fields, and that the restrictions and limitations imposed on Executive below will not unduly impair his ability to earn a living if his employment with the Company is terminated. Further, Executive hereby acknowledges and agrees that the Company’s products are sold throughout the United States. Accordingly, Executive agrees that the geographic limitations and restrictions contained in the non-competition covenant set forth below are reasonable and necessary to protect the market share and business interests of the Company and its affiliates.
     (b) Non-Compete Covenant. Executive agrees that during the term of his employment by the Company, and for a period of two (2) years thereafter, Executive shall not, directly or indirectly, engage in, own, be employed by, become involved or affiliated with, render services to or in any manner provide services to any business or enterprise which is competitive with the business of the Company or of ELC or of any other subsidiary of ELC (each, a “Company Affiliate”). Nor shall Executive, during such period, interfere with, or attempt to interfere with the relationship between the Company, or of any Company Affiliate and any of its customers, suppliers, clients, employees or consultants, whether by solicitation or otherwise, whether alone or as a partner, officer, director, shareholder, employee, consultant or independent contractor of any other entity. Notwithstanding the foregoing, solely as a passive investor, Executive may own or invest in interests in a company or entity which competes with the Company or a Company Affiliate, if such ownership or investment is solely in securities which are traded on any national or international securities exchange and does not at any time equal or exceed five percent (5%) or more of any class of outstanding securities of such company or entity.
     7 Confidentiality Covenant.
     (a) Confidential Information. Executive recognizes and acknowledges that, by virtue of and in the course of his employment with the Company, Executive shall come into contact with, be exposed to, learn about, discover, develop, generate or contribute to trade secrets, proprietary information or other Confidential Information. For the purposes of this Agreement, the term “Confidential Information” means all information or data at any time in the possession of or accessible to Executive relating to the business and affairs of the Company or a Company Affiliate and not generally known outside of the Company or the Company Affiliates, whether or not the Company or a Company Affiliate invokes special measures to protect such information or data, and shall include, without limitation, the Company’s and the Company Affiliates’ data, designs, compilations of information, apparatus, computer programs, identity of suppliers, identity of customers, customer requirements, cost or price data, research data, business plans, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, manufacturing and sales know-how and any other information that proprietary to or a trade secret of the Company or any Company Affiliate, whether or not such information is considered a trade secret within the meaning of applicable law. All Confidential Information, in whatever form it may exist, whether in Executive’s memory or in some physical or electronic or computerized form, is and shall be the sole and exclusive property of the Company and the Company Affiliates. The rights and protections granted herein with respect to Confidential Information are in addition to the rights, remedies and protections afforded to the Company under any applicable law, statute or regulation.

     (b) Agreement Not To Disseminate Confidential Information. Executive agrees that he will not, at any time or in any manner, either directly or indirectly, publish, communicate or otherwise reveal to any person or entity, or use for any purpose whatsoever, except as may be necessary in the course of performing his obligations to the Company, or as may be required by applicable law, statute or regulation, any Confidential Information. Executive further agrees to notify the Company before disclosing any Confidential Information under compulsion of law and to cooperate with the Company in deciding the substance and manner of such disclosure. Executive hereby specifically agrees that all Confidential Information is valuable, material and significantly affects the effective and successful conduct of the Company’s and the Company Affiliates’ businesses and related good will.
     (c) Public Information. Notwithstanding the foregoing, the confidentiality obligations set forth above shall not apply to any information that now is or hereafter becomes generally known to the public (other than as a result of a breach of this Agreement or a similar agreement under which the Company or a Company Affiliate has rights).
     (d) Protection of Confidential Information. Executive will take all necessary steps and precautions to protect any Confidential Information. Upon termination of Executive’s employment with the Company or upon the Company’s written request, Executive shall promptly turn over to the Company any and all correspondence, notes, agreements, memoranda, computer disks and tapes, documents and other media and other property of the Company in Executive’s control containing or reflecting Confidential, Information, keeping no copies or extracts.
     (e) Remedies. Executive agrees that money damages may not constitute an adequate remedy for the violation by Executive of either Section 6 or Section 7 of this Agreement, and any such violation by Executive is likely to cause irreparable damage to the Company and that such damages would be difficult to determine. Accordingly, in the event of any such violation or any threatened violation of Section 6 or Section 7 of this Agreement, in addition to all other legal and equitable remedies available to the Company, the Company shall be entitled to injunctive relief, both temporary and permanent, without bond, to enforce the provisions of such Sections. The non-prevailing party in any final, unappealable decision regarding enforcement of Section 6 or Section 7 of this Agreement shall be responsible for and indemnify the prevailing party for all reasonable legal fees, court costs and related expenses incurred by such prevailing party in seeking enforcement.
     8. Inventions and Discoveries. All discoveries, inventions, processes, methods and improvements, conceived, developed, or otherwise made by Executive, alone or with others, at any time while he is employed by the Company or any Company Affiliate, and which
     (i) in any way relates to the Company’s present or proposed business or products, or
     (ii) in any way relates to the Company’s actual or demonstrably anticipated research or development, or
     (iii) results from work performed by Executive for the Company, whether or not patentable or subject to copyright protection, and whether or not reduced to tangible form or practice (“Developments”), shall be the sole property of the Company. Executive hereby assigns to the Company all proprietary right, title and interest of Executive throughout the world in and to all Developments. Executive hereby agrees that the Developments constitute works made for hire under the patent and copyright laws of the United States of America.

     9. Court Authorized to Modify Covenants. If a court or other body of authority and competent jurisdiction determines that the covenants contained in Sections 6 and/or 7 of this Agreement are unenforceable, in whole or in part, due to the duration or geographic scope of the restrictions or limitations imposed therein or for any other reason, then such court or other body of authority is hereby authorized and directed by the Company and the Executive to make such modifications to Sections 6 and/or 7 as are necessary to render said covenants enforceable to the maximum extent permitted under applicable law.
     10. Miscellaneous Provisions.
     (a) Governing Law. This Agreement has been executed and delivered in the State of Illinois and its validity, interpretation and enforcement shall be governed by and it shall be construed in accordance with the internal laws (as opposed to conflicts of laws) and decisions of the State of Illinois.
     (b) Severability. Subject to the provisions of Section 9 above, if any provision of this Agreement shall be held to be invalid by reason of the operation of any applicable law, or by reason of the interpretation placed thereon by any court or other governmental body, (i) this Agreement shall be construed as not containing such provision and a substitute provision shall be inserted therefore by such court or other governmental body which effectuates to the maximum extent permitted by law the intent of the parties hereto, (ii) such provision and the replacement thereof shall not affect the validity of any other provision hereof, and (iii) any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.
     (c) No Waiver. The failure of the Company to assert any of its rights under this Agreement or the delay or partial enforcement of any of its rights hereunder shall not operate or be construed as a waiver of any breach of this Agreement, except as such waiver may be expressly set forth in writing and signed by the Company. The waiver by the Company of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach, whether of the same or of a different character.
     (d) Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to the Company to:	Maximum Performance Group
C/o Electric City Corporation
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Chief Financial Officer
or to such other address as the Company may from time to time designate to the Executive in accordance with this section.

If to the Executive to:	Mr. Leonard Pisano

Telephone:

or to such other address as the Executive may from time to time designate to the Company in accordance with this section.
     (e) Modification. This Agreement shall not be amended, modified or supplemented except in writing and signed by the Company and Executive.
     (f) Headings. The paragraph headings and captions used herein are intended solely for convenience of reference and shall not control or effect the interpretation, meaning or construction of any provision of this Agreement.
     (g) The parties hereto agree that in the event of any disagreements or controversies arising from this Agreement or any other agreements between the Company and Executive relating to the breach, termination or validity thereof or the past, present and future dealings between the parties, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in Chicago, Illinois before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as of the date first above written.

MAXIMUM PERFORMANCE GROUP, INC.

By:	/s/ John Mitola

Name: Title:	John Mitola President

/s/ Leonard Pisano

Leonard Pisano